AVP, INC.
                          6100 Center Drive, Suite 900
                              Los Angeles CA 90045
                                  310-426-8000

                                November 1, 2005



By telecopier - 202-772-9202
Telephone - 202-551-3382
Securities and Exchange Commission
Washington DC  20549

ATTN:  Mat Bazley, Esq.
Mail Stop 3561

                                  Re: AVP, Inc.
                                      Registration Statement on Form SB-2
                                      File No.  333-124084

Gentlemen:

            The registrant requests acceleration of the referenced registration statement to 4:00 PM, today, November 1, 2005, or as soon thereafter as possible.

                                          Very truly yours,
                                          AVP, INC.



                                          By: /s/ Andrew Reif
                                          --------------------------------
                                                  Andrew Reif,
                                                  Chief Operating Officer

                                    AVP, INC.
                          6100 Center Drive, Suite 900
                              Los Angeles CA 90045
                                  310-426-8000

                                November 1, 2005



By telecopier - 202-772-9202
Telephone - 202-551-3382
Securities and Exchange Commission
Washington DC  20549

ATTN:  Mat Bazley, Esq.
Mail Stop 3561

                                  Re: AVP, Inc.
                                      Registration Statement on Form SB-2
                                      File No.  333-124084


Gentlemen:

            In connection with our request for acceleration of effectiveness of the captioned registration statement, AVP, Inc. acknowledges that:

            o The company is responsible for the adequacy and accuracy of the disclosure in the filings;
            o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and
            o The company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                          Very truly yours,
                                          AVP, INC.



                                          By: /s/ Andrew Reif
                                          ---------------------------------
                                                  Andrew Reif,
                                                  Chief Operating Officer